Exhibit 99.1

Press Release dated March 17, 2005, reporting the results of operations of VantageMed Corporation for the fourth quarter and year ended December 31, 2004

VantageMed Announces Fourth Quarter and Fiscal Year 2004 Results

RANCHO CORDOVA, Calif.—March 17, 2005—VantageMed Corporation (OTCBB: VMDC.OB) today announced financial results for the fourth quarter and fiscal year ended December 31, 2004.  Total revenues for the quarter ended December 31, 2004 were $5.1 million,  down 10.6% from the year ago quarter and down 13.8% from the prior quarter.  Revenues for the year ended December 31, 2004 were $22.1 million, 1.2% higher than revenues of $21.9 million for the year ended December 31, 2003.

VantageMed reported a net loss of ($2.9) million, or ($0.35) per basic and diluted share, for the quarter ended December 31, 2004, compared to a net loss of ($1.7) million, or ($0.21) per share, for the year ago quarter and a net loss of ($301,000), or ($0.04) per share, for the previous quarter.  Net loss for the year ended December 31, 2004 was ($3.9) million, or ($0.47) per basic and diluted share, compared to a loss of ($3.1) million, or ($0.37) per share, for the year ended December 31, 2003.

VantageMed’s net loss for each of the three months and each of the two years ended December 31, 2004 and 2003 included non-cash charges related to the impairment of intangible assets and goodwill of approximately $1.2 million.  The fourth quarter of 2004 also includes non-recurring expenses of nearly $400,000 including the Company’s search for a CEO replacement, severance of the Company’s prior CEO as well as initial legal and other matters associated with the Company’s fund raising efforts.  The Company’s fourth quarter 2004 expenses also include increased reserves for aged accounts receivable and other items of approximately $400,000.  In addition, the  net loss for the year ended 2003 includes a $571,000 gain associated with the sale of DentalMate in September 2003.

Net income before interest, taxes, depreciation and amortization (EBITDA) totaled a negative ($2.7) million for the quarter ended December 31, 2004 compared to a negative ($1.6) million for the year ago quarter and a negative ($188,000) for the previous quarter.  EBITDA for the year ended December 31, 2004 was a negative ($3.3) million compared to a negative ($2.4) million for the year ended December 31, 2003.  Management believes that EBITDA provides an alternative measure by which to evaluate our performance.  EBITDA is not a measurement defined by GAAP and should not be considered an alternative to, or more meaningful than, information presented in accordance with GAAP.

Earlier this week, the Company completed a $5.0 million private placement of 5,376,344 shares of common stock priced at $0.93 per share, with 90 percent of the shares purchased by institutional investors and the remaining 10 percent by VantageMed’s management team.  After broker commissions and legal expenses, the net proceeds to VantageMed were approximately $4.6 million.  These funds will enable VantageMed to grow its business and expand market penetration.

Management Commentary

Steve Curd, VantageMed’s CEO stated, “I’m very pleased with the increased investor interest in VantageMed.  Now that the company has been properly funded, we are prepared to take our products and services to the next level.  In 2004, VantageMed accomplished the complex task of migrating our customers from a number of legacy technology products to the company’s Windows-based RidgeMark system.  This process, which consumed a considerable portion of the company’s financial and human resources in 2004 and through the first quarter of 2005, is substantially complete.  As our legacy products wind down in the second half of 2005, we plan to shift  the resources we have committed to the development, sale and support of these legacy products to our core products for new and existing customers.  As a result, the improvements we are making to our service organization along with this shift in focus, should raise service satisfaction levels from our customers as well as improve revenues and cash flows in the second half of 2005.”

Conference Call

VantageMed will be hosting a conference call to discuss financial results today, March 17, 2005 at 5:00 P.M. Eastern Time and will be broadcasting the call live over the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=76749&s=wm&e=1035524.  To participate on the call, please dial 1-800-289-0496 five to ten minutes prior to the scheduled conference call time.  A direct link will also be available on their website at www.vantagemed.com and a playback of the call will be available for 30 days.

About VantageMed

VantageMed is a trusted provider of healthcare software products and services to more than 18,000 physician and behavioral health providers nationwide. These providers use VantageMed’s core products including ChartKeeper Computerized Medical Records software as well as RidgeMark, Northern Health Anesthesia and Therapist Helper Practice Management products which are all supported by SecureConnect electronic transaction services. VantageMed is dedicated to providing these cost effective, easy to use solutions that empower healthcare providers and their staff with the tools and data they need to improve productivity and reimbursements. For more information about VantageMed or our products, please call 877-879-8633, or visit the company’s Website at www.vantagemed.com.

This press release may be deemed to contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements are made as of today’s date and we do not undertake any obligation to update forward-looking statements. You can identify such statements by our use of such words as “should”, “expect,” “will,” “intends,” and similar words and phrases which denote future events and which may depend on the future performance of the Company. Our assumptions underlying these statements are also “forward-looking” statements. Forward-looking statements are based on information and assumptions that are dynamic in nature and subject to rapid and sometimes abrupt changes. Our forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the statements.  These risks and uncertainties include risks related to our ability to successfully develop, sell and support our products, our ability to attract and retain new and existing customers, our ability to increase revenues, control our expenses and improve the rate at which we have utilized cash.  Our forward-looking statements are also subject to important risks and uncertainties detailed in our latest reports filed with the SEC and available on its website at www.sec.gov.

INVESTOR RELATIONS CONTACT:

Kalt Rosen & Company

Howard Kalt

(415) 397-2686

investor@vantagemed.com

MEDIA CONTACT:

VantageMed Corporation

Jennifer Morgano

(877) TRY-VMED, ext. 4851

jmorgano@vantagemed.com

VantageMed Corporation

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended			Year Ended
	Dec 31 2004	Sept 30 2004	Dec 31 2003	Dec 31 2004	Dec 31 2003
Revenues:
Software and systems	$1,333	$1,673	$1,612	$5,870	$5,495
Customer support	2,577	2,959	2,914	11,496	11,576
Electronic services	1,151	1,237	1,135	4,754	4,784
Total revenues	5,061	5,869	5,661	22,120	21,855

Cost of revenues:
Software and systems	742	865	807	2,971	2,494
Customer support	1,829	1,857	1,691	7,347	6,893
Electronic services	769	698	574	2,791	2,925
Total cost of revenues	3,340	3,420	3,072	13,109	12,312

Total gross margin	1,721	2,449	2,589	9,011	9,543

Operating expenses:
Selling, general and administrative	2,610	2,039	2,096	8,699	8,510
Product development	508	618	800	2,519	2,637
Depreciation and amortization	111	112	152	477	769
Stock-based compensation	49	30	13	113	27
(Gain)/Loss on sale of DentalMate business	9	(50)	(47)	(41)	(571)
Asset impairment and restructuring charges	1,199	—	1,321	1,052	1,318
Total operating costs and expenses	4,486	2,749	4,335	12,819	12,690
Loss from operations	(2,765)	(300)	(1,746)	(3,808)	(3,147)
Interest and other income (expense):
Interest income	5	9	16	40	92
Interest and other expense	(110)	(10)	(14)	(137)	(82)
Total interest and other income (expense), net	(105)	(1)	2	(97)	10
Net loss	$(2,870)	$(301)	$(1,744)	$(3,905)	$(3,137)
Basic and diluted net loss per share	$(0.35)	$(0.04)	$(0.21)	$(0.47)	$(0.37)
Weighted-average shares—basic and diluted	8,267	8,252	8,343	8,285	8,400
Reconciliation - GAAP net loss to EBITDA:
GAAP net loss	$(2,870)	$(301)	$(1,744)	$(3,905)	$(3,137)
Depreciation and amortization	111	112	152	477	769
Interest (income) expense, net	105	1	(2)	97	(10)
EBITDA	$(2,654)	$(188)	$(1,594)	$(3,331)	$(2,378)

VantageMed Corporation

Consolidated Statements Of Cash Flows

(In Thousands)

(Unaudited)

	Year Ended December 31,
	2004	2003
Cash flows from operating activities:
Net loss	$(3,905)	$(3,137)
Adjustments to reconcile net loss to net cash used for operating activities -
Gain on sale or disposal of assets	(34)	(571)
Depreciation and amortization	477	769
Impairment of intangible assets and goodwill	1,176	1,183
Bad debt expense, net of write offs and recoveries	451	52
Stock-based compensation	113	27
Changes in assets and liabilities -
Accounts receivable	152	(525)
Inventories	153	(64)
Prepaid expenses and other	298	157
Accounts payable and accrued liabilities	(2)	430
Customer deposits and deferred revenue	374	864
Net cash used for operating activities	(747)	(815)
Cash flows from investing activities:
Purchases of property and equipment	(131)	(294)
Proceeds from maturity of investments	751	1,260
Cash proceeds from DentalMate sale	50	547
Repayment of notes receivable	—	50
Net cash provided by investing activities	670	1,563
Cash flows from financing activities:
Principal payments on long-term debt	(591)	(603)
Proceeds from stock option exercises	29	—
Net cash used for financing activities	(562)	(603)
Net increase (decrease) in cash and cash equivalents	(639)	145
Cash and cash equivalents, beginning of period	1,585	1,440
Cash and cash equivalents, end of period	$946	$1,585

VantageMed Corporation

Consolidated Balance Sheets

(In Thousands, Except Share And Per Share Amounts)

(Unaudited)

	Dec 31, 2004	Dec 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$946	$1,585
Short-term investments	—	774
Accounts receivable, net of allowance of $413 and $129, respectively	1,761	2,373
Inventories, net	116	269
Prepaid expenses and other	396	366
Total current assets	3,219	5,367
Property and equipment, net	333	506
Other assets	6	17
Intangibles, net	392	1,748
Total assets	$3,950	$7,638

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Current portion of long-term debt	$375	$461
Accounts payable	1,754	1,162
Accrued liabilities	2,071	2,386
Customer deposits and deferred revenue	3,919	3,545
Total current liabilities	8,119	7,554
Long-term portion of restructuring reserve, net of current portion	93	372
Long-term debt, net of current portion	—	195
Total liabilities	8,212	8,121

Stockholders’ equity (deficiency):
Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at December 31, 2004 and December 31, 2003	—	—
Common stock, $0.001 par value, 20,000,000 shares authorized; 8,279,323 and 8,343,770 shares issued and outstanding at December 31, 2004 and December 31, 2003	8	8
Additional paid-in capital	72,625	72,483
Accumulated other comprehensive income	—	16
Accumulated deficit	(76,895)	(72,990)
Total stockholders’ equity (deficiency)	(4,262)	(483)
Total liabilities and stockholders’ equity (deficiency)	$3,950	$7,638